                          JOINT INSURED BOND AGREEMENT


     AGREEMENT made this 23rd day of January 1997 between Winthrop Focus Funds, a Massachusetts business trust, and Winthrop Opportunity Funds, a Delaware business trust (each an "Insured" and together, the "Insureds") pursuant to Rule 17g-1 (f) under the Investment Company Act of 1940 (the "1940 Act") relating to the Insureds' joint insured bond (the "Bond").

     The undersigned hereby agree that in the event recovery is received under the Bond as a result of a loss sustained by each of the Insureds, each Insured shall receive an equitable and proportionate share of the recovery, and in all such events such share of the recovery shall be an amount that is at least equal to the amount which it would have received had it maintained a single insured bond with the minimum coverage required by Rule 17g-1(d) under the 1940 Act.


                                             WINTHROP FOCUS FUNDS



                                                   /s/ G. Moffett Cochran
                                             -----------------------------------
                                             By:  G. Moffett Cochran, President



                                             WINTHROP OPPORTUNITY FUNDS


                                                     /s/ Martin Jaffe
                                             -----------------------------------
                                             By:  Martin Jaffe, Vice President